CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Forms S-3, S-1 and F-1 of our reports dated September 30, 1994, relating to the balance sheets of CalPetro Tankers (Bahamas I) Limited; CalPetro Tankers (Bahamas II) Limited; CalPetro Tankers (Bahamas III) Limited and CalPetro Tankers (IOM) Limited, which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/  Price Waterhouse

PRICE WATERHOUSE
Chartered Accountants
Douglas
Isle of Man
British Isles

November 2, 1994